DATED 13th JUNE 1996








                  (1)      Clifford Zenker and Others

                  (2)      Caribiner Holdings (UK) Limited

                  (3)      Peter Devonald Berners-Price

                  (4)      Mark Wallace

                  (5)      Caribiner International, Inc





                            SHARE PURCHASE AGREEMENT






                                  Wacks Caller
                               Steam Packet House
                                 76 Cross Street
                                   Manchester
                                     M2 4JU

                                  0161 957 8888

THIS AGREEMENT is made the 13th day of June 1996

BETWEEN :

(1) THE PERSONS whose names and addresses are set out in Column 1 of Part II of Schedule 1 of the Share Sale Agreement

(2) CARIBINER HOLDINGS (UK) LIMITED (Registered No. 3189671) whose registered office is at Steam Packet House, 76 Cross Street, Manchester, M2 4JU ("the Purchaser")

(3) PETER DEVONALD BERNERS-PRICE of Whitegates, Common Wood, Nr Kings Langley, Hertfordshire ("Mr Berners-Price")

(4)      MARK WALLACE of Woodmans Freith, Nr Lane End, Buckinghamshire ("Mr
         Wallace")

(5) CARIBINER INTERNATIONAL, INC whose Principal Office is at 16 West Sixty First Street, New York, New York 10023, USA ("the Guarantor").

WHEREAS the Vendors have agreed to sell and the Purchaser has agreed to purchase the Shares in the Company upon the terms and conditions hereinafter appearing.

Operative Provisions:

1.       Interpretation

1.1 Words and expressions defined in the Share Sale Agreement (as defined below) shall, except where expressly provided herein or expressly defined below, have the same meaning in this Agreement.

1.2 In the Recitals and this Agreement the following words and expressions shall have the following meanings, unless they are inconsistent with the context:-

         "Company"                   SCH International Limited (registered
                                     number : 2467201);

         "Completion"                completion of the purchase of the Shares in
                                     accordance with clause 6

         "Majority Shareholders"     the persons whose names and addresses are
                                     set out in Part I of Schedule 1 of the
                                     Share Sale Agreement

         "Shares" the Ordinary Shares of 10 pence each in the capital of the Company registered in the names of the Vendors as set out in Part II of Schedule 1 of the Share Sale Agreement.

         "Shareholders Agreements"   i) a shareholders agreement dated 15th July
                                        1993 and made between GiroCredit Bank
                                        Aktiengesellschaft Der Sparkassen and
                                        certain of the Vendors and the Minority
                                        Shareholders.

                                    ii)  a shareholders agreement dated 19th
                                         April 1995 between Mr Berners-Price (1)
                                         Paul and Anthony Swan (2) Anthony Bruce
                                         Crawford (3) Bernard Philip Bussy (4)
                                         and Timothy Martin Elliott (5) relating
                                         to the affairs of the Company

         "Share Sale Agreement"      a Share Sale Agreement to be entered into
                                     by the Majority Shareholders and others (1) and the Purchaser (2) relating to the purchase by the Purchaser of shares in the capital of the

                                     Company not the subject of this Agreement and the Vendor Loan Stock

         "Vendors"                   means the persons selling shares under this
                                     agreement as referred to in the Share Sale
                                     Agreement as the "Minority Shareholders"

1.3 Any reference to the Vendors includes, where appropriate, their personal representatives.

1.4 Except where the context otherwise requires, words denoting the singular include the plural and vice versa; words denoting any one gender include all genders; words denoting persons include firms and corporations and vice versa.

1.5 Clause headings in this Agreement are for ease of reference only and do not affect the construction of any provision.

2.       Agreement for Sale

2.1 Subject to the terms and conditions of this Agreement and with effect from Completion, each of the Vendors shall sell with full title guarantee the Shares set opposite his name in column (2) of Part II of
         Schedule 1 of the Share Sale Agreement to the Purchaser free from all liens, charges and encumbrances and with all rights attaching to them and the Purchaser shall purchase the Shares.

2.2 Each of the Vendors hereby waives any option or pre-emption rights he may have in relation to any of the Shares or in relation to the shares being sold under the Share Sale Agreement and/or the GiroCredit Agreement whether under the Articles of Association of the Company or otherwise.

3.       Purchase Consideration

3.1 The purchase consideration for the Shares shall be the payment to the Vendors of a cash price set out in column (3) of Part II of Schedule 1 of the Share Sale Agreement to which the Vendors shall be respectively entitled in the amount set opposite their respective names in column
         (1) of Part II of Schedule 1 of the Share Sale Agreement.

3.2 By way of further consideration for the sale by the Vendors of the Shares (subject to clauses 3.4, 3.5 and 3.6 of the Share Sale Agreement) the Purchaser shall:-

         3.2.1 issue to the Vendors on the 1st October 1997 the 1998 Loan Notes in the nominal amounts set out in column (4) of Part II of Schedule 1 opposite each Vendor's name in column (1) of
                  Part II of Schedule 1;

         3.2.2 issue to the Vendors on the 1st October 1998 the 1999 Loan Notes in the nominal amounts set out in column (4) of Part II of Schedule 1 opposite each Vendor's name in column (1) of
                  Part II of Schedule 1;

         3.2.3 issue to the Vendors on the 1st October 1999 the 2000 Loan Notes in the nominal amounts set out in column (4) of Part II of Schedule 1 opposite each Vendor's name in column (1) of
                  Part II of Schedule 1.

3.3 The parties agree that the further consideration payable under the provisions of clause 3.2 shall be payable subject to the provisions of clauses 3.4 - 3.6, 3.8, 3.9 and 3.10 of the Share Sale Agreement but with the benefit of Schedule 7 thereof (Purchaser's Covenants) as if the same were set out in full herein mutatis mutandis.

3.4 The Guarantor as a surety only (and not as a principal obligor) unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance by the Purchaser and/or the Company of their respective obligations (but with the benefit against all rights of the Purchaser and/or the Company) under:-

         3.4.1    this Agreement; and/or


         3.4.2 all other agreements entered into at or after Completion by the Purchaser and/or the Company in favour of the Vendors or any of them whether or not referred to in this Agreement or the Share Sale Agreement (including, without limitation, the Loan Notes to be issued or in issue at any time after Completion) (each a "Transaction Document").

3.5      The Guarantor's liability hereunder shall not be discharged or impaired by:

         3.5.1 any failure to exercise or delaying the exercise of any right or remedy (except a specific duly authorised written waiver or release signed pursuant to Schedule 9 of the Share Sale Agreement) and no partial exercise of any right or remedy shall preclude any further or other exercise;

         3.5.2 any legal limitation, disability, incapacity or other circumstance in relation to the Purchaser, any Group Company or any irregularity or invalidity of any obligation of the Purchaser or any Group Company or any other person under or pursuant to this Agreement or any other Transaction Document so that the obligations of the Guarantor hereunder will remain in full force and effect and this Guarantee will be construed accordingly as if there were no such irregularity, unenforceability or invalidity.

3.6 The Guarantor hereby waives any right it may have of first requiring the Vendors to proceed against, or enforce any right against, the Purchaser.

3.7 Any amounts payable hereunder shall be paid in full without deduction or withholding whatsoever (whether in respect of set-off, counterclaim, duties, charges, taxes or otherwise) except that the amounts due to any individual Vendor are subject to set-off claims against that Vendor in accordance with the terms of the Transaction Documents.

4.       Warranties and Undertakings

4.1 The Vendors severally warrant and represent to and undertake with the Purchaser in the terms of clause 5.5 of the Share Sale Agreement subject to the provisions of paragraph 1.8.1 of Schedule 6 of the Share Sale Agreement.

4.2 Each of the Vendors and (by virtue of the Share Sale Agreement) the Majority Shareholders jointly and severally warrants and represents to and undertakes with the Purchaser in the terms of the Warranties (set out in Schedule 3 of the Share Sale Agreement) subject to the provisions of Schedule 6 of the Share Sale Agreement (Warrantors Protection Provisions).


4.3 The provisions of clauses 5.7 to 5.10 (inclusive) of the Share Sale Agreement shall apply to this Agreement as if the same were set out in full in this Agreement mutadis mutandis.

4.4      Each of the Vendors hereby covenants with the Purchaser that:

         4.4.1 he will at all times after Completion comply to the best of his ability with the terms of his service agreement with the Company or the Subsidiaries; and

         4.4.2 without the consent of the Purchaser in writing he will not waive any remuneration, commission, bonus or any other payment to which he may be entitled to whether under the terms of his service agreements with any Group Company or otherwise; and

         4.4.3 he will indemnify the Company in respect of any claims that may be made against the Company in respect of his income tax or national insurance contributions relating to the payment to him of the Earn Out Payments.

5.       Condition

5.1 The purchase of the Shares is conditional upon the completion of the Share Sale Agreement and if this condition is not fulfilled by midnight on 14th June 1996 this Agreement shall cease to have effect and each party shall have no claim under it against the others.

6.       Completion

6.1 Completion shall take place at the offices of the Vendor's Solicitors forthwith after this Agreement has ceased to be conditional under clause 5.1 when all transactions mentioned in the following sub-clauses shall take place.

6.2 The Vendors shall deliver to the Purchaser duly completed and signed transfers in favour of the Purchaser (or as it shall direct) in respect of the Shares together with any relative share certificates which have been issued to them.

6.3 Other than amounts advanced to the Vendors on account of expenses the Vendors shall repay all monies then owing by them to any Group Company whether due for payment or not.

6.4 Such of the Vendors as are required to do so by the Purchaser shall enter into service agreements with the Company and/or one of its subsidiaries in the Agreed Form.

6.5 Upon completion of the matters referred to in clauses 6.2-6.4 (inclusive) the Purchaser shall deliver to Mr Berners-Price cheques for each of the Vendors for each Vendor's entitlement to the consideration referred to in clause 3.1.

7.       Power of Attorney

7.1 Each of the Vendors hereby appoints Peter Devonald Berners-Price of White Gates, Commonwood, Kings Langley, Hertfordshire WD4 9BB or failing him Mark Wallace of Woodmans, Cottage, Fingest Road, Nr Henley on Thames, Oxon RG9 6PU (hereinafter called the Attorney) to be his true and lawful attorney with full power and authority in his name and on his behalf to do, sign, execute all acts, documents or deeds as may be necessary or desirable in connection with the sale of his Shares and the sale of the whole of the issued share capital of the Company (including without limitation any confirmation, acknowledgement, notice or waiver to be given by any Vendor relating to his rights in the issued share capital of the Company) and to approve consent to or make whatever amendments or modifications to this Agreement that the Attorney considers in his absolute discretion necessary.

7.2 Each of the Vendors hereby undertakes to ratify and confirm any act or document whatsoever that the Attorney shall do or lawfully cause to be done by virtue of this Power of Attorney. The authority of the Attorney under this Power of Attorney shall cease on the expiry of 2 months from the date hereof.

8.       Shareholders Agreement

8.1 In accordance with the terms of the Shareholders Agreements such of the Vendors as are parties thereto hereby confirm the termination with effect from Completion of the Shareholders Agreements and further confirm that none of them have any claim against any other party to the Shareholders Agreements arising under the terms of the

         Shareholders Agreements or arising from a breach of the terms of the Shareholders Agreements or otherwise.

9.       Restrictive Agreement

9.1 Each of the Vendors agrees as a separate and distinct covenant with the Purchaser on its own behalf and as trustee on behalf of each Group Company that he will not, whether by himself, or as an employee or agent or otherwise howsoever, for a period from Completion to the end of the Earn Out Years directly or indirectly in relation to the Restricted Services or any of them, solicit or canvas or otherwise deal with the clients of the Group Companies in the Customer List and against whose name the Vendor is listed as that client's contact.

9.2 Each of the Vendors agrees with the Company and the Purchaser that he will not at any time after Completion or after the termination of his employment with any Group Company, whether by himself, his employees or agents or otherwise howsoever without the consent of the Purchaser use, whether for himself or on behalf of any third party, or divulge to any third party any Confidential Information.

9.3 If the Company or any Group Company shall have obtained any Confidential Information from any third party under an agreement including any restriction on disclosure, each of the Vendors agrees with the Company and the Purchaser that he will not at any time without the consent of the Company infringe such restrictions.

9.4 Each of the Vendors agrees with the Company and the Purchaser that the restrictive covenants herein contained are reasonable and necessary for the protection of the value of the Shares and the Company and each of the Vendors agrees that having regard to that fact those covenants do not work harshly on him.

9.5 While the restrictions aforesaid are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions taken together shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the interest of the Purchaser but would be adjudged reasonable if part or parts of the wording thereof were deleted or amended or qualified or the periods thereof were reduced or the range of products or areas dealt with were thereby reduced in scope, then the relevant restriction or restrictions shall apply with such modification or modifications as may be necessary to make it or them valid and effective.

10.      General

10.1 No announcement of any kind shall be made in respect of the subject matter of this agreement unless specifically agreed between the Purchaser and the Vendor Committee or required by law or an announcement is required by the NYSE (in which case the Purchaser shall consult in good faith with the Vendor Committee on the form of such announcement).

10.2 If any of the Shares shall at any time be sold or transferred, the benefit of each of the Warranties or any Claim or any other claim against each of the Warrantors may be assigned to the purchaser or transferee of those shares who shall accordingly be entitled to enforce each of the Warranties (subject to Schedule 6) or such claims against the Warrantors as if he were named in this agreement as the Purchaser.

10.3     This Agreement shall be binding upon each party's successors and assigns and personal representatives (as the case may be) but, except as expressly provided above, none of the rights of the parties under this agreement or the Warranties may be assigned or transferred.

10.4 Subject to clause 3.7 of the Share Sale Agreement, all expenses incurred by or on behalf of the parties, including all fees of agents, representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this agreement shall be borne solely by the party who incurred the liability and no Group Company shall have any liability in respect of them.

10.5 All notices which are required to be given hereunder shall be in writing and shall be sent to the address of the recipient set out in this agreement or such other address as the recipient may designate by notice given to each of the other parties in accordance with the provisions of this sub-clause. Any such notice may be delivered personally or by first class prepaid letter, or facsimile transmission and shall be deemed to have been served if by personal delivery when delivered, if by first class post two working days following the date of posting and if by facsimile transmission on the working day immediately following the date of despatch.

10.6 This Agreement and the agreements and Deed referred to in it constitute the entire agreement between the Vendors, the Purchaser and the Guarantor with respect to the matters dealt with therein and supersedes any previous agreement between them in relation to such matters. Each of the Vendors and the Purchaser and the Guarantor hereby acknowledge that in entering into this Agreement he or it has not relied on any representation or warranty from any other save as expressly set out herein or in any document referred to herein. No variation of this Agreement shall be valid or effective unless made by one or more instruments in writing signed by such of the parties hereto which would be affected by such variation.

10.7 The Vendors shall from time to time and at all times after Completion (at the reasonable cost of the Purchaser) execute all such deeds and documents and do all such things as the Purchaser may reasonably require for perfecting the transactions intended to be effected under or pursuant to this agreement and for vesting in the Purchaser the full benefit of the Shares.

10.8 The Purchaser shall and the Guarantor shall (and shall procure that insofar as it is able the Company shall) from time to time and at all times after Completion (at the reasonable cost of the Vendors) execute all deeds and documents and do all such things (not otherwise required by this agreement) as the Vendor Committee may reasonably require for perfecting:-

         10.8.1 the execution by the Purchaser and the Guarantor of this agreement or any of the other documents executed or to be executed by them at Completion; and

         10.8.2 the release of the guarantees to be released pursuant to clause 4.10.

10.9 Notwithstanding any other provision of this agreement no provision hereof which is of such a nature as to make this agreement liable to registration under the Restrictive Trade Practices Act 1976 shall take effect until the date after that on which particulars thereof have been duly furnished to the Director General of Fair Trading pursuant to the said Act.

10.10 Subject to clause 10.9, all provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then remaining to be performed.

10.11 The constitution, validity and performance of this agreement shall be governed by the laws of England and the parties hereby irrevocably agree that they will submit to the non-exclusive jurisdiction of the English Courts.

11.      Further Appointment of Attorney

11.1 Each of the Vendors hereby irrevocably appoints the Purchaser as his lawful attorney for the purpose of receiving notices of and attending and voting at all meetings of the members of the Company from the date of this Agreement to that date on which the Purchaser or its nominees is entered in the Register of Members of the Company as the holder of the Shares.

11.2     For such purpose each of the Vendors hereby authorises:

         11.2.1 the Company to send any notice in respect of his holding of Shares of the Company to the Purchaser; and

         11.2.2 the Purchaser to complete in such manner as it thinks fit and to return Proxy Cards, Consents to Short Notice and any other document required to be signed by him in his capacity as a member.

12.      Contribution


12.1 The Vendors, Mr Berners-Price and Mr Wallace (for themselves and on behalf of the Majority Shareholders) hereby agree that the provisions of Schedule 9 of the Share Sale Agreement (relating to the liability of the Warrantors as between themselves) shall apply as between themselves and the Majority Shareholders as if the same were set out in full in this Agreement mutatis mutandis.


AS WITNESS whereof the parties hereto have duly executed this Agreement the day and year first before written.

SIGNED as a deed by         )   /s/ Clifford Zenker
CLIFFORD ZENKER             )       by his attorney
in the presence of:-        )   /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    The End House
    Parsons Wood
    Farnham Common



SIGNED as a deed by         )  /s/ Edward Marron
EDWARD MARRON               )      by his attorney
in the presence of:-        )  /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    as above



SIGNED as a deed by         )  /s/ Carol Lamb
CAROL LAMB                  )      by her attorney
in the presence of:-        )  /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    as above



SIGNED as a deed by         )  /s/ Tina Straughan
TINA STRAUGHAN              )      by her attorney
in the presence of:-        )  /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    as above

SIGNED as a deed by         )  /s/ Ashley Redsell
ASHLEY REDSELL              )      by his attorney
in the presence of:-        )  /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    as above



SIGNED as a deed by         )  /s/ Micou Crawford
MICOU CRAWFORD              )      by his attorney
in the presence of:-        )  /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    as above



SIGNED as a deed by         )  /s/ Barbara Bright
BARBARA BRIGHT              )      by her attorney
in the presence of:-        )  /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    as above



SIGNED as a deed by         )  /s/ Taryn Fulton-Hart
TARYN FULTON-HART           )      by his attorney
in the presence of:-        )  /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    as above



SIGNED as a deed by         )  /s/ Lucy Zeal
LUCY ZEAL                   )      by her attorney
in the presence of:-        )  /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    as above

SIGNED as a deed by         )  /s/ R. Calcott
R. Calcott and John Stocker )  /s/ John Stocker
and David Stocker and       )
Adrian Cahill and Philip    )
McAdam Trustees of the      )
Christopher Harper          )  /s/ Adrian Cahill
Memorial Fund               )  /s/ Philip McAdam

in the presence of:-        )  /s/ David Stocker


/s/ A.B. Crawford
    as above



SIGNED as a deed by         )  /s/ Paul Swan
PAUL SWAN                   )      by his attorney
in the presence of:-        )  /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    as above



SIGNED as a deed by         )  /s/ Nick Matthews
NICK MATTHEWS               )      by his attorney
in the presence of:-        )  /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    as above



SIGNED as a deed by         )  /s/ Allison Lloyd-Adams
ALISON LLOYD-ADAMS          )      by her attorney
in the presence of:-        )  /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    as above



SIGNED as a deed by         )  /s/ Siobhan Maloney
SIOBHAN MALONEY             )      by her attorney
in the presence of:-        )  /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    as above

SIGNED as a deed by         )  /s/ Simon Ludgate
SIMON LUDGATE               )      by his attorney
in the presence of:-        )  /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    as above




SIGNED as a deed by         )  /s/ Roland Moss
ROLAND MOSS                 )      by his attorney
in the presence of:-        )  /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    as above



SIGNED as a deed by         )  /s/ David Zolkwer
DAVID ZOLKWER               )      by his attorney
in the presence of:-        )  /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    as above





SIGNED as a deed by         )  /s/ Jennifer Zolkwer
JENNIFER ZOLKWER            )      by her attorney
in the presence of:-        )  /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    as above

SIGNED as a deed by         )  /s/ Claire Drewer
CLAIRE DREWER               )      by her attorney
in the presence of:-        )  /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    as above



SIGNED as a deed by         )  /s/ Chantal Croneen
CHANTEL CRONEEN             )      by her attorney
in the presence of:-        )  /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    as above




SIGNED as a deed by         )  /s/ Mark Fogwill
MARK FOGWILL                )      by his attorney
in the presence of:-        )  /s/ Peter Devonald Berners-Price

/s/ A.B. Crawford
    as above



Executed as a deed by       )
and on behalf of            )
Caribiner Holdings (UK)     )
Limited                     )
by means of                 )
these signatories           )

                    a director  /s/ Brian Shepherd
                    and the Secretary  /s/ Harold E. Schwartz

SIGNED as a deed by         )  /s/ Peter Devonald Berners-Price
PETER DEVONALD              )
BERNERS-PRICE               )
in the presence of:-        )


/s/ A.B. Crawford
    as above


SIGNED as a deed by         )  /s/ Mark Wallace
MARK WALLACE                )
in the presence of:-        )


/s/ A.B. Crawford
    as above


Executed as a Deed by       )  /s/ Harold E. Schwartz
Caribiner International     )
Inc by its duly authorised  )
attorney                    )